UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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RODMAN & RENSHAW CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 4, 2012
AT 9:00 AM, EDT

To our stockholders:

          You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Meeting”) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), which will be held on Friday, May 4, 2012 at 9:00 AM eastern daylight savings time at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1.	To elect a Board of Directors to serve until the next annual meeting of the Company’s stockholders or until their respective successors have been duly elected and qualified;

2.	To approve an amendment the Company’s Certificate of Incorporation to change the name of the corporation to “Direct Markets Holdings Corp.”;

3.	To approve an amendment to the Company’s 2010 Stock Award and Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2012 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          Stockholders of record of the Company’s common stock at the close of business on March 9, 2012, the record date set by the Board of Directors, are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponements thereof.

          THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

By Order of the Board,

Gregory R. Dow, Secretary

New York, New York
April 6, 2012

Important notice regarding Internet availability of proxy materials for the 2012 Annual Meeting to be held on May 4, 2012

The proxy materials for the Annual Meeting, including the Proxy Statement and 2011 Annual Report on Form 10-K, are available online at http://www.rodm.com

PROXY STATEMENT

          This proxy statement contains information related to the 2012 Annual Meeting of Stockholders (the “Meeting”) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (“we”, “us”, “our”, “Rodman” or the “Company”), to be held at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, on Friday, May 4, 2012 at 9:00 AM, EDT, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement, proxy card and a copy of our annual report on Form 10-K for the year ended December 31, 2011 is April 6, 2012.

SOLICITATION AND REVOCATION OF PROXIES

          A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, is solicited on behalf of the Board of Directors of the Company (the “Board”) for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at anytime by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

          If your shares are registered directly in your name with Corporate Stock Transfer, Inc., our transfer agent, you are considered a stockholder of record. As a stockholder of record at the close of business on March 9, 2012 (the “Record Date”), you can vote in person at the Meeting or you can provide a proxy to be voted at the Meeting by signing and returning the enclosed proxy card. If you submit a proxy card, we will vote your shares as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or otherwise by a nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or other nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange. On those matters as to which those rules do not permit brokers or other nominees to vote in the absence of instructions from the account holder, the broker or other nominee will not vote the shares on the matter (this is a “broker non-vote”).

* * * * * * * * *

STOCKHOLDER’S VOTING RIGHTS

          Only holders of record of the Company’s common stock, $0.001 par value (“Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or at any adjournment or postponements thereof. On the Record Date there were 33,127,699 shares of Common Stock outstanding, each with one vote per share.

          Our bylaws provide that the holders of a majority of the shares of our Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Abstentions and “broker non-votes” will be counted as present for the purpose of determining the presence of a quorum.

          With respect to the election of directors, assuming a quorum is present, the affirmative vote of a plurality of the votes cast by the holders of the Company’s common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for a particular Board seat is elected for that seat. On this item of business, “withheld” votes and “broker non-votes” will be deemed not to have been cast and will have no legal effect on the election of directors.

          With respect to the proposal to approve an amendment to our charter to change our name to “Direct Markets Holdings Corp.,” the affirmative vote of holders of a majority of all of our outstanding shares is required to approve the proposal. For purposes of the vote on this proposal, abstentions and broker non-votes are tantamount to a “no” vote.

          With respect to the proposals to approve an amendment to our 2010 Stock Award and Incentive Plan and to ratify KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012, or any other non-election matter that may come before the meeting, assuming a quorum is present, the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter is required to approve the proposal. For purposes of the vote on any such proposal, abstentions are tantamount to a “no” vote, but “broker non-votes” will not be counted and therefore will have no impact on the outcome of the vote on such items of business.

          We have retained our transfer agent, Corporate Stock Transfer, Inc., as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

* * * * * * * * *

MANAGEMENT

          Set forth below is information concerning Rodman’s board directors and senior executive officers, as of March 1, 2012.

Name	Age	Position

Wesley K. Clark	67	Chairman and Director
Michael Vasinkevich	44	Vice Chairman and Director
Edward Rubin	44	Chief Executive Officer (Principal Executive Officer), and Director
Anthony M. Sanfilippo	55	President and Director
John J. Borer III	54	Senior Managing Director, Head of Investment Banking and Director
David Horin	43	Chief Financial Officer (Principal Accounting Officer)
Winston Churchill	71	Director
Richard M. Cohen	61	Director
Peter F. Drake	58	Director
Sam Dryden	62	Director
Mark L. Friedman	64	Director
Marvin I. Haas	69	Director

          Executive officers are appointed by, and serve at the pleasure of, the Board. A brief biography of each director and executive officer follows:

          Wesley K. Clark. General Clark was appointed Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed chairman of Rodman & Renshaw Holding LLC (“Holding”), our predecessor, in January 2006. In addition to being an educator, writer and commentator, General Clark is chairman and chief executive officer of Wesley K. Clark & Associates, a strategic advisory firm he founded in March 2003. From June 2000 through March 2003, General Clark was a managing director at Stephens, Inc., an investment banking firm based in Arkansas. From June 1966 through June 2000, General Clark served in the U.S. Army where he held numerous staff and command positions and rose to the rank of four-star general. He served as NATO Supreme Allied Commander and Commander in Chief of the U.S.-European Command from July 1997 through May 2000. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the United States’ highest civilian honor. General Clark graduated from the United States Military Academy at West Point in 1966. He received a

Masters in Philosophy, Politics and Economics from Oxford University where he was a Rhodes Scholar from 1966 to 1968. General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm; Chairman of United Global Resources; CEO of UGR; Co-Chairman of Growth Energy; senior fellow at UCLA’s Burkle Center for International Relations; Chairman of Clean Terra, Inc.; Trustee of International Crisis Group; and Chairman of City Year Little Rock/North Little Rock. General Clark serves on the board of directors for Amaya Gaming Inc., AMG Advanced Metallurgical Group N.V., Bankers Petroleum Ltd., BNK Petroleum Inc., Juhl Wind, Inc., Prysmian S.r.L., Rentech Inc., and Torvec, Inc. He is a former director of Adams Aircraft Industries, Inc., Argyle Security, Inc., CVR Energy, Inc., Nutracea Inc. and Summit Global Logistics, Inc. General Clark has authored three books and serves as a member of the Clinton Global Initiative’s Energy & Climate Change Advisory Board, and ACORE’s Advisory Board.

          Michael Vasinkevich. Mr. Vasinkevich was appointed Vice Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed vice chairman of Holding in May 2007. He joined us in July 2002 as senior managing director and was appointed a director of Rodman & Renshaw, LLC (“R&R”), our registered broker-dealer in 2006 and a director of Holding in 2004. From August 1999 through May 2002, Mr. Vasinkevich was a managing director at Ladenburg Thalmann & Co. Inc., and for the last 11 months of his tenure there he was president of capital markets. From November 1998 through July 1999 he was the co-founder and managing director of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From June 1997 to November 1998, he was the managing director of the structured finance group at Jesup & Lamont Securities Corp.

          Edward Rubin. Mr. Rubin was appointed Chief Executive Officer on February 9, 2009, and became President and a director on July 10, 2007. He was appointed president of Holding in May 2007. He originally joined Holding in June 2002 as a senior managing director. He served as President of R&R from September 2006, as a director of R&R since 2006 and as a director of Holding since 2004. From August 1999 through May 2002, Mr. Rubin was a director, corporate finance with Ladenburg Thalmann & Co. Inc. From November 1998 through July 1999, he was the co-founder and executive vice president of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From July 1998 to November 1998, he was a vice president in the structured finance group at Jesup & Lamont Securities Corp. From November 1995 through December 1997, Mr. Rubin was assistant general counsel for NCH Capital, an investment fund specializing in investments in Eastern Europe and the former Soviet Union. From September 1993 through November 1995, Mr. Rubin was an associate in two law firms in New York, Friedman & Kaplan and Coudert Brothers. Mr. Rubin received his B.A. in political science from Bernard M. Baruch College in 1989 and his J.D. from New York University School of Law in 1993.

          Anthony M. Sanfilippo. Mr. Sanfilippo was appointed President on April 8, 2011 and became a director on July 22, 2011. Prior to that he was a director of Hudson Holdings Corporation and served as its chief executive officer from October 2009 through April 2011. From June 2007 until joining Hudson, Mr. Sanfilippo was Managing Partner of Etico Capital, a boutique merchant bank he co-founded. From January 2004 to February 2006, he served as head of US Equity Trading for Jefferies & Company, Inc., a subsidiary of Jefferies Group Inc. Mr. Sanfilippo was an employee of Knight Trading Group (now known as Knight Capital Group, Inc.) from November 1997 to June 2003, where he served as executive vice president, and, from January 2002 to May 2002, as interim chief executive officer. Mr. Sanfilippo served as president and chief executive officer of Knight Capital Markets, a division of Knight (previously known as Trimark) and joined Knight when Tradetech Securities, a company he founded and managed as president and chief executive officer, was acquired by Knight in November 1997.

          John J. Borer III. Mr. Borer became a director on July 22, 2007 and a Senior Managing Director and Co-Head of Investment Banking in September 2007. Since July 2008, he has been Head of Investment Banking. Mr. Borer was our Chief Executive Officer from July 10, 2007 through September 4, 2007. Mr. Borer was appointed chief executive officer of Holding in May 2007. He has also served as a director of Holding since April 2004 and a director of R&R since 2002. From 1998 through 2006 he was a senior managing director and the president of R&R. From 1991 through 1998, Mr. Borer was a managing director and head of investment banking at the broker-dealer affiliate of the original Rodman & Renshaw firm. From 1984 through 1991, Mr. Borer was senior vice president and investment manager in the new business development office of Security Pacific Business Credit Inc. From 1979 through 1984, he served as a vice president and business development officer with Barclays American Business Credit in its Los Angeles office. Since October 31, 2011, Mr. Borer has served as a member of the SEC Advisory

Committee on Small and Emerging Companies. Mr. Borer received his B.S. in Agricultural Economics from the University of California at Davis in 1978 and his J.D. from Loyola Law School in Los Angeles in 1984.

          David Horin. Mr. Horin became our Chief Financial Officer on March 17, 2008. From 2003 through March 2008, Mr. Horin was the Managing Director of Accounting Policy and Financial Reporting at Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to his employment at Jefferies & Company, from 2000 to 2003, Mr. Horin was a Senior Manager in KPMG’s Department of Professional Practice in New York, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College at the City University of New York. Mr. Horin is also a certified public accountant.

          Winston Churchill. Mr. Churchill became a director on October 16, 2007. He has served as the chairman of the board of Cyalume Technologies Holdings Inc. (OTCBB:CYLU), successor by change of name to Vector Intersect Security Acquisition Corp., since May 31, 2006. Since 1996, Mr. Churchill has been the managing general partner of SCP Partners, which manages several private equity and venture capital funds. From 1993 to the present he has been the chairman of CIP Capital Management, Inc., which manages a “small business investment company,” as defined by the National Association of Small Business Investment Companies. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and a number of private portfolio companies. Mr. Churchill received a B.S. in Physics, summa cum laude, from Fordham University in 1962, an M.A. in Economics from Oxford University, where he was a Rhodes Scholar, in 1964, and a J.D. from Yale Law School in 1967. He is a Trustee Fellow of Fordham University.

          Richard M. Cohen. Mr. Cohen became a director on August 13, 2007. Since 1996, he has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs. From 2003 to 2011, Mr. Cohen has served as a director of Dune Energy, Inc., a publicly traded energy company for which he served as chief financial officer from November 2003 to April 2005. Since February 2006, Mr. Cohen has served as a director of Helix Biomedix Inc., and since December 2009 he has served as a Director of Cormedix, Inc. Since October 2011, Mr. Cohen has served as interim chief executive officer of Cormedix. From 1984 through 1992, Mr. Cohen was an investment banker at Henry Ansbacher, Furman Selz, where he specialized in mergers & acquisitions, public equity offerings, and restructurings. From 1980 through 1983, Mr. Cohen was a vice president of corporate development at Macmillan, Inc. Mr. Cohen is a certified public accountant (New York State). He received a B.S. from the University of Pennsylvania (Wharton) in 1973 and an M.B.A. from Stanford University in 1975.

          Peter F. Drake. Dr. Drake became a director on October 16, 2007. From 1999 to 2002, Mr. Drake served as a managing director in the Equity Research Department of Prudential Securities, Inc., following Prudential’s acquisition of Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a biotechnology analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider; Navidea Biopharmaceuticals, Inc., a publicly traded biotechnology company; Cortex Pharmaceuticals, Inc., a publicly traded neuroscience company; and Sequoia Sciences, a privately held biotechnology company focusing on the development of new antiinfectives. Dr. Drake received a B.A. in Biology from Bowdoin College in 1976, a Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College in 1980 and a C.B.A. from the Wharton School of Business at the University of Pennsylvania in 1983.

          Sam Dryden. Mr. Dryden became a director on July 22, 2007. He had been appointed to the board of directors of Holding in March 2007. Since February 2010, he has served as Director, Agricultural Development of the Bill & Melinda Gates Foundation. He also serves as Senior Advisory Director of Wolfensohn & Company, a corporate advisory and investment firm. From January 1, 2007 until January 31, 2010, he served as a managing director of Wolfensohn & Company where he focuses on private equity investments in biofuels and other alternative energies. He was the chief executive officer of Emergent Genetics, LLC, a life science investment holding company, a position he has held from April 2004 until January 2011. From January 1997 through June 2006, he served as chairman and chief executive officer of Emergent Genetics, Inc., an international biotechnology company. He founded and held executive positions with both Agrigenetics Corporation, now part of Dow AgroSciences, and Big Stone Inc., a private venture-investment and development company, which participated in the founding of over a dozen life science companies. Mr. Dryden is a member of the Council on Foreign Relations where he serves on its Advisory Committee on Intellectual Property and American Competitiveness. Mr. Dryden received his B.A. from Emory University in 1973.

          Mark L. Friedman. Mr. Friedman became a director on October 16, 2007. Since 2001, he has served as the managing partner of Constellation Investment Partners LLC, a Florida based merchant-banking and special investment firm. In 2003, Mr. Friedman co-founded OnForce, Inc., an online marketplace for onsite technology services. Mr. Friedman was a partner of Shea & Gould, a national law firm, from 1982-1992 and also served as a member of its management committee. He previously served as a director of several public companies, including Allied Digital Technologies Corp. and Disc Graphics, Inc., where he also served as chairman of the audit committee. Mr. Friedman received his B.A. in history, magna cum laude, in 1970 and his J.D., cum laude, in 1973 from the University of Pennsylvania. He was elected to the Phi Beta Kappa Society and was Articles Editor of the University of Pennsylvania Law Review.

          Marvin I. Haas. Mr. Haas became a director on October 16, 2007. From December 2006 through August 2008, Mr. Haas served as a member of the board of directors of Universal Power Group, Inc. and as chairman of its compensation committee and as a member of its corporate governance and nominating committee. From 1993 until its sale to the Sara Lee Corporation in 1999, Mr. Haas served as president and chief executive officer of Chock Full O’Nuts Corporation. Since his retirement from Chock Full O’Nuts, Mr. Haas has been a private investor. Mr. Haas received a B.A. from Northeastern University in 1965 and an M.B.A. from its Graduate School of Business in 1967.

Disclosure of Director Qualifications

          The Board, acting through the Nominating and Corporate Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of the board’s performance, and the inputs of stockholders and other key constituencies.

          The Nominating and Corporate Governance Committee looks for certain characteristics common to all board members, including integrity, strong professional reputation and record of achievement, constructive and collegial personal attributes, and the ability and commitment to devote sufficient time and energy to board service.

          In addition, the Nominating and Corporate Governance Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills that can help the board to meet the broad set of challenges that it confronts. These individual qualities can include matters like experience in the company’s industry, technical experience (for example, financial or technological expertise), experience gained in situations comparable to the company’s (e.g., financial service companies, growth companies, and companies that grow through acquistions), leadership experience, and relevant geographical experience.

          Following is a brief description of the specific experience and qualifications, attributes or skills of each director that led to the conclusion that such person should serve as a director of Rodman:

•

General Clark’s leadership in the U.S. Army and as NATO Supreme Allied Commander and Commander-in-Chief of the U.S. – European Command and his experience in the investment banking sector provides the board with broad leadership and strategic skills and perspective, particularly with regard to interaction with government agencies and in non-U.S. markets.

•

Mr. Vasinkevich’s knowledge regarding the capital markets and industries in which we compete provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Rubin’s knowledge regarding our operations and the markets in which we compete, including non-U.S markets, provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Sanfilippo’s knowledge regarding the business and operations of Rodman (and its predecessors) as well as the capital markets and industries in which we compete, provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Borer’s knowledge regarding our history and operations and the markets provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Churchill’s experience in managing private equity and venture capital funds, his legal education and his hands-on experience in public company corporate governance provides the board with the perspective of an active investor and fund manager with a deep understanding of the financial markets and corporate governance matters.

•

Mr. Cohen’s hands-on experience in public company corporate governance and corporate finance both through his current consulting practice and prior affiliation with Furman Selz provides the board with a unique perspective on corporate governance matters and corporate finance matters. Given his financial experience, Mr. Cohen has been determined by our board to be the Audit Committee financial expert.

•

Mr. Drake’s depth of knowledge of the investment banking sector, and his having been a key player in the growth and sale of Vector to Prudential Securities, provides the board with a perspective on growth and acquisition strategies.

•

Mr. Dryden’s in-depth knowledge of the biotechnology sector as well as his affiliations both with Wolfenson & Company and the Bill and Melinda Gates Foundation provides the board with valuable management and leadership skills, as well as insight into the biotechnology focus of our business.

•	Mr. Friedman’s law background, together with his investment and merchant banking experience, provides the board with valuable input into our business.

•

Mr. Haas’ experience as a chief executive officer of a public company and his current involvement in the investment community provides the board with valuable leadership skills and insight into our business.

Family Relationships

          None of the directors or executive officers is related by blood, marriage or adoption.

* * * * * * * * *

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2012 (except as otherwise noted) for: (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and current executive officers as a group.

          Unless otherwise indicated in the footnotes to this table, based on information furnished by such stockholders, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address(1)	Common Stock Beneficially Owned (2)

	Shares		Percent (3)

Directors and Named Executive Officers
Wesley K. Clark	17,300		*
Michael Vasinkevich	1,200,000	(4)	3.5%
John J. Borer III	2,684,083	(5)	8.0%
Edward Rubin	13,911,683	(6)	40.5%
Anthony M. Sanfilippo	635,386	(7)	1.9%
David Horin	439,195	(8)	1.3%
Sam Dryden	91,618	(9)	*
Richard Cohen	59,768	(9)	*
Winston Churchill	366,833	(10)	1.1%
Mark L. Friedman	154,205	(10)	*
Marvin I. Haas	63,768	(10)	*
Peter F. Drake	128,868	(9)	*
All current directors and executive officers as a group (12 persons)	19,767,707	(11)	53.4%

5% Stockholders
Steven T. Newby
12716 Split Creek Court
North Potomac, MD 20878	3,740,533	(12)	11.3%
Leman Management Nominee Limited
Wessex House, 2nd Floor
45 Reid Street, Hamilton HM 12
Bermuda	1,921,680	(13)	5.5%

*	Less than 1.0%.
(1)	Unless indicated otherwise, all addresses are c/o Rodman & Renshaw Capital Group, Inc., 1251 Avenue of the Americas, New York, New York 10020.
(2)

Except as otherwise indicated and subject to applicable community property and similar laws, each named person has reported having the sole voting and investment power with respect to his or her shares, other than shares subject to options or other rights to acquire.

(3)

Percentage of Common Stock Beneficially Owned is based on the 33,162,699 shares outstanding as of March 1, 2012. In addition, shares which a person had the right to acquire that are included in his or her beneficial ownership are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person.

(4)

Includes 1,200,000 shares underlying restricted stock units (“RSUs”). RSUs represent a right to acquire shares but do not confer a right to vote and impose restrictions on the right to dispose of the underlying shares.

(5)	Includes 240,000 shares underlying RSUs.
(6)

Includes 1,200,000 shares underlying RSUs and 12,711,683 shares owned by Paul Revere, LLC (“Revere”). ARF Trust, a trust for the benefit of Mr. Vasinkevich’s wife and children, owns a two-thirds membership interest in Revere. Mr. Rubin owns a one-third membership interest in Revere. Mr. Rubin is the sole trustee of the ARF Trust and the wife and children of Michael Vasinkevich, our Vice Chairman, are its beneficiaries. Mr. Rubin has sole voting and investment power over all of the shares owned by Revere.

(7)	Includes 482,500 shares underlying RSUs.
(8)	Includes 419,500 shares underlying RSUs.
(9)	Includes 10,000 shares underlying options that are currently exercisable and 49,768 shares underlying RSUs.
(10)	Includes 10,000 shares underlying options that are currently exercisable and 40,000 shares underlying RSUs.
(11)	Includes 60,000 shares underlying options that are currently exercisable and 3,811,304 shares underlying RSUs.
(12)	The information with respect to this 5% stockholder has been derived from the Schedule 13G filed by the holder with the SEC on January 6, 2010, reporting beneficial ownership as of December 31, 2009.
(13)	Includes 1,281,120 shares related to the potential conversion of 10% Senior Secured Convertible Debentures due October 31, 2013 and 640,560 shares in Class A warrants.

* * * * * * * * *

PROPOSAL NO. 1
ELECTION OF DIRECTORS

          Under our bylaws, the number of directors at any one time may not be less than one or more than eleven. The maximum number of directors at any one time may be increased by a vote of a majority of the directors then serving. Currently, the Board consists of eleven members, six of whom qualify as “independent” under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market, Inc. (“NASDAQ”). Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board will meet at least quarterly.

          Effective as of the date of the Meeting, the Board will be reduced to seven directors, four of whom qualify as “independent” under the rules and regulations of the SEC and NASDAQ.

          The nominees named herein are presently members of the Board, and each nominee has consented to serve as a director if elected at this year’s Meeting. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that the Board may nominate as a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees shown below.

Nominees standing for election to the Board

Name	Age	Title

Wesley K. Clark	67	Chairman and Director
Edward Rubin	44	Chief Executive Officer (Principal Executive Officer) and Director
Anthony M. Sanfilippo	55	President and Director
Winston Churchill	71	Director
Richard M. Cohen	61	Director
Mark L. Friedman	64	Director
Marvin I. Haas	69	Director

          The principal occupation and business experience for each nominee is set forth in the section entitled Management above.

The Board recommends a vote “FOR” the election of the nominees named above and proxies that are signed and returned will be so voted unless otherwise instructed.

* * * * * * * * *

CORPORATE GOVERANCE AND BOARD COMMITTEES

Board Composition

          Currently, the Board consists of eleven members and will be reduced to seven members following the Meeting. Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. The Annual Meeting to which this Proxy Statement relates is the Company’s 2012 Annual Meeting.

Leadership Structure

          The Board considers and establishes the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination based on the circumstances at the time of the determination, recognizing that no single leadership structure will best serve the Company in all cases. This allows the Board to use its broad experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining its ability to separate the roles of chairman and chief executive officer. In making this determination, the Board will consider the advantages that come from having leadership of the Board by a person other than the chief executive officer. Even if a single person were to fill both roles, the Board anticipates that it would appoint a director to serve separately as the presiding or lead non-management director in order to preserve those advantages.

          General Wesley K. Clark serves as our chairman of the Board, and Edward Rubin serves as our chief executive officer. The chairman of the Board has the authority to call meetings of the non-management directors, provides input in setting the agenda for Board meetings, is the principal contact for receipt of communications to non-management directors from stockholders, acts as the key Board liaison with the chief executive officer, chairs meetings of the Board including executive sessions, and communicates the Board’s feedback to the chief executive officer. This ensures full involvement in decision-making by the non-management directors. The chairman also approves meeting agendas and ensures that there is sufficient time for discussion of all agenda items.

          The Board believes that General Clark’s diverse work experience, his education, and his demonstrated leadership ability make him the best choice currently to serve as our chairman of the Board.

Director Independence

          Six of our eleven present directors, Messrs. Cohen, Churchill, Drake, Dryden, Friedman and Haas, qualify as independent under the rules and regulations of the SEC and NASDAQ. Four of the seven directors standing for reelection, Messrs. Cohen, Churchill, Friedman and Haas, qualify as independent under the rules and regulations of the SEC and NASDAQ.

Board Meetings

          The Board met six times during 2011. A majority of the directors attended all of the meetings of the Board. All persons who were directors during 2011 attended at least 75% of the meetings of the Board and each Committee upon which he was then serving. Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of our directors attended the 2011 Annual Meeting.

Committees Established by the Board

          The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has three members, all of whom qualify as “independent” under the rules and regulations of the SEC and NASDAQ.

          Audit Committee. The Board has appointed Richard Cohen, Winston Churchill and Peter F. Drake as the members of the Audit Committee. Mr. Cohen is the chairman of the committee and also qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and NASDAQ. The Audit Committee reviews and reports to the Board on our internal accounting and financial controls and on the accounting principles and auditing practices and procedures to be employed in preparing and reviewing our consolidated financial statements. The Audit Committee is also responsible for engaging and overseeing our independent public auditors, the scope of the audit to be undertaken by such auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors. During 2011, the Audit Committee held five meetings. We have adopted a Charter establishing and governing the Audit Committee, a copy of which is posted on our website at www.rodm.com.

          Compensation Committee. The Board has appointed Mark L. Friedman, Sam Dryden and Marvin I. Haas as the members of the Compensation Committee. Mr. Friedman serves as chairman of the committee. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our executive officers and other professionals, and the establishment and administration of employee benefit plans. The Compensation Committee exercises all authority under our employee equity incentive plans and will advise and consult with our senior executives as may be requested regarding managerial personnel policies. During 2011, the Compensation Committee held four meetings. We have adopted a Charter establishing and governing the Compensation Committee, a copy of which is posted on our website at www.rodm.com.

          Nominating and Corporate Governance Committee. The Board has appointed Winston Churchill, Peter F. Drake and Mark L. Friedman as the members of the Nominating and Corporate Governance Committee. Mr. Churchill serves as chairman of the committee. The Nominating and Corporate Governance Committee identifies and recommends nominees to the Board and oversees compliance with our corporate governance guidelines. During 2011, the Nominating and Corporate Governance Committee held one meeting. We have adopted a Charter establishing and governing the Nominating and Corporate Governance Committee, a copy of which is posted on our website at www.rodm.com.

          Executive Session. The non-management directors of the Board meet in executive session at each meeting of the Board. The non-management directors have the authority to retain outside consultants and to schedule additional meetings in their discretion.

Stockholder Recommendation for Director Nominations

          As noted above, the Nominating and Corporate Governance Committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be sent to us in a timely manner, either in person or by certified mail, to the attention of our Corporate Secretary. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The Nominating and Corporate Governance Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of the Board. Although the Nominating and Corporate Governance Committee has not adopted a formal policy regarding diversity, it considers a broad range of factors in evaluating a candidate, including the advantages to Rodman that come from having a Board comprised of persons with diverse experiences and perspectives. Thus, the consideration of diversity is not limited to matters of race, gender or national origin, but encompasses the applicant’s broad background and is evaluated in light of the existing composition of the Board.

Communications with Non-Management Members of the Board

          The Company’s Corporate Governance Policies set forth a process by which stockholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communication via https://rodmanandrenshaw.silentwhistle.com/ethfeedback/index.jsp or toll free number (866) 851-9745. All such correspondence is provided to the presiding chairman at, or prior to, the next executive session held at a regular Board meeting.

* * * * * * * * *

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

          We were the representative of the underwriters in the initial public offering of Vector Intersect Security Acquisition Corp. now known as Cyalume Technologies Holdings, Inc. (“Cyalume”) which was consummated in April 2007. Cyalume was a special purpose acquisition company (SPAC) targeting the homeland security, national security and/or command and control industries. Pursuant to the underwriting agreement, we agreed to deposit a portion of our underwriting fees into the SPAC trust account until the earlier of a business combination or the liquidation of the trust account. We also agreed to forfeit any rights to such fees unless Cyalume successfully consummated a business combination. In December 2008, Cyalume consummated a business combination transaction. In connection with that transaction, we agreed to lend to Cyalume approximately $1.8 million of the funds held in the trust account for our benefit. The loan was evidenced by an unsecured promissory note bearing interest at the rate of 8% per annum and due on June 30, 2014. In July, 2011, the outstanding note balance was converted into 483,046 shares of Cyalume common stock. Winston Churchill, who became a director of the Company in October 2007, was a director and principal stockholder of Cyalume at the time of the transactions described above.

Director and Officer Indemnification

          We have entered into indemnity agreements with our directors and officers indemnifying them against all losses, damages, costs and expenses incurred by them arising out of their service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws.

Tax Indemnification Agreement

          Prior to July 10, 2007, we operated as a limited liability company (treated as a partnership for income tax purposes) and, as such, our former members, including Revere, generally, will be liable for adjustments to taxes (including federal and state income taxes) attributable to our operations prior to July 10, 2007. In connection with our conversion to a corporation which occurred on July 10, 2007, we entered into a tax indemnification agreement to indemnify our former members, including Revere, and their respective members and stockholders, including John J. Borer III, Edward Rubin and a trust for the benefit of the wife and children of Michael Vasinkevich, against increases in taxes that relate to our activities prior to becoming a corporation. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in our being required to make a payment under the tax indemnification agreement.

Policies and Procedures for Related Party Transactions

          We have adopted a code of business conduct and ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of the Board in the case where it is inappropriate for our Audit Committee to review such a transaction due to a conflict of interest. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

* * * * * * * * *

COMPENSATION OF DIRECTORS

          For 2011, each member of the the Board who was not an employee was entitled to receive, as compensation for service on the Board: (i) an annual retainer of $20,000; (ii) $1,000 for each meeting of the Board attended either in person or telephonically; and (iii) $750 for each committee meeting attended either in person or telephonically. In addition, each committee chairman receives an additional annual retainer as follows: (i) Audit Committee — $12,500; (ii) Compensation Committee — $7,500; and (iii) Nominating and Corporate Governance Committee — $5,000. Such additional compensation is intended to reflect special efforts of such board members. Commencing with the fourth quarter of 2011, each non-employee director agreed to waive payment of cash fees until further notice. In 2009, each non-employee director received a RSU grant covering 30,000 shares of Rodman common stock, 10,000 of which vested on the date of grant, 10,000 of which vested on the first anniversary of the grant date in 2010 and 10,000 of which vested on the second anniversary of the grant date in 2011. In 2011, each non-employee director received a RSU grant covering 10,000 shares of Rodman common stock, which vested on the date of grant. For 2012, no cash compensation will be paid to non-employee directors. Each non-employee director will receive an RSU grant covering 30,000 shares of Rodman Common Stock which will be granted on the Meeting date upon reelection and which will vest immediately. In addition, each committee chairman will receive an additional grant as follows: (i) Audit Committee — 12,500 RSUs; (ii) Compensation Committee — 7,500 RSUs; and (iii) Nominating and Corporate Governance Committee — 5,000 RSUs. Settlement of all of the RSUs generally is deferred for two years following the final vesting date. Board members are reimbursed for reasonable travel expenses associated with attending any board or committee meetings.

          The following table sets forth the compensation paid to members of our Board who are not “named executive officers” for the year ended December 31, 2011. Executive officers who serve on the Board do not receive compensation for such Board service apart from their compensation as executive officers.

Director Compensation - 2011

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation	Total

Wesley K. Clark(3)	—	—	$187,500	$187,500
Sam Dryden	$29,400	$10,500	—	39,900
Richard Cohen	38,025	10,500	—	48,525
Winston Churchill	33,900	10,500	—	44,400
Peter F. Drake	29,150	10,500	—	39,650
Mark L. Friedman	36,525	10,500	—	47,025
Marvin I. Haas	28,650	10,500	—	39,150

(1)

Rodman determines the fair value of restricted stock and RSUs based on the closing price of its common stock on the date of grant, subject to a discount (reduction) in the case of RSUs that impose restrictions that delay settlement and thus preclude marketability of the underlying shares for periods extending after the lapse of the risk of forfeiture (vesting). Rodman calculates this discount using a protective put method model.

(2)	At December 31, 2011, directors held the following number of outstanding options, unvested RSUs and vested RSUs that are deferred as to settlement:

	Awards Held at December 31, 2011

Name	Options	Unvested RSUs	Vested RSUs

Wesley K. Clark	- 0 -	- 0 -	- 0 -
Sam Dryden	10,000	- 0 -	49,768
Richard Cohen	10,000	- 0 -	49,768
Winston Churchill	10,000	- 0 -	40,000
Peter F. Drake	10,000	- 0 -	49,768
Mark L. Friedman	10,000	- 0 -	40,000
Marvin I. Haas	10,000	- 0 -	40,000

(3)

General Clark is an employee, and receives no separate compensation for service as a member of the Board. His compensation is described below. The amount in the column “All Other Compensation” represents the amount of compensation we paid to him in 2011.

          Wesley K. Clark is employed as the Chairman of the Board and serves as a member of the Board. His employment commenced January 30, 2006. Under his current employment agreement, he receives an annual base salary of $250,000. In addition, he is eligible to receive the following cash bonuses: (i) up to 15% of fees received by R&R, Rodman’s broker-dealer affiliate, in connection with any transaction introduced by him; and (ii) a discretionary amount at the end of each calendar quarter. Effective October 1, 2011, Mr. Clark waived his right to receipt of his base salary until further notice.

* * * * * * * * *

EXECUTIVE COMPENSATION

          The following table describes the components of the total compensation paid to our named executive officers for 2011 and 2010.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total

Principal Executive Officer
Edward Rubin	2011	$115,544	$750,000	$—	$—	$865,544
Chief Executive Officer	2010	$150,000	$2,989,182	$2,052,000	$—	$5,191,182

Michael Vasinkevich	2011	$114,912	$750,000	$—	$—	$864,912
Vice Chairman	2010	$150,000	$2,989,182	$2,052,000	$—	$5,191,182

John J. Borer III	2011	$115,986	$265,000	$—	$—	$380,986
Head of Investment Banking	2010	$150,000	$852,533	$410,400	$—	$1,412,933

Anthony M. Sanfilippo	2011	$114,867	$300,000	$675,500	$—	$1,090,367
President(2)

(1)

The stock-based compensation amounts reported in “Stock Awards” column represent the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures based on service-based vesting conditions). Rodman determines the fair value of restricted stock and RSUs based on the closing price of its common stock on the date of grant, subject to a discount (reduction) in the case of RSUs that impose restrictions that delay settlement and thus preclude marketability of the underlying shares for periods extending after the lapse of the risk of forfeiture (vesting). Rodman calculates this discount using a protective put method model. In addition, in the case of RSUs that require achievement of a performance goal as a condition to vesting, the valuation shown above assumes achievement of the performance goal in full.

(2)	Mr. Sanfilippo became our President on April 8, 2011.

Employment Arrangements with Named Executive Officers

          On November 30, 2010 (the “Effective Date”), we entered into employment agreements (the “Employment Agreements”) with each of Michael Vasinkevich, Edward Rubin and John J. Borer III, for their continued employment with the company as senior managing director and vice chairman, chief executive officer and senior managing director, respectively. Upon execution of the Employment Agreements, their preexisting employment agreements, along with all rights and obligations of the parties thereunder, were immediately terminated. The Employment Agreements are substantially identical and provide, inter alia, as follows:

Term: Each of Messrs. Vasinkevich, Rubin and Borer are “at will” employees.

Base Salary: $150,000 per annum, payable according to the company’s prevailing payroll schedule.

Signing Bonus: Each of Messrs. Vasinkevich, Rubin and Borer were granted a signing advance (retention bonus) equal to $850,000, $850,000 and $250,000, respectively. In the event that Messrs. Vasinkevich, Rubin and Borer had terminated his employment with Rodman on or prior to November 30, 2011, other than for “Good Reason” (as defined), or his employment is terminated by Rodman for “Cause” (as defined), such executive had agreed to promptly reimburse Rodman for the full amount of such advance. The advance was fully earned and non-reimbursable (a) if the executive remained in the continuous employ of Rodman through November 30, 2011, (b) in the event that, on or prior to November 30, 2011, the executive terminated his employment with Rodman for “Good Reason” (as defined), (c) in the event that, on or prior to November 30, 2011, the executive employment was terminated by Rodman other than for “Cause” (as defined), or (d) in the event of the executive’s death on or before November 30, 2011. These bonuses were fully earned as of November 30, 2011.

RSU Grant: Each of Messrs. Vasinkevich, Rubin and Borer received an RSU grant of 1.5 million, 1.5 million and 0.3 million shares, respectively, under Rodman’s 2010 Stock Award and Incentive Plan, which RSU grant vests ratably, subject to the achievement of stated performance benchmarks, in fifths on February 28, 2012, 2013, 2014, 2015 and 2016, respectively and settle on February 28, 2016. The RSU is subject to accelerated vesting and forfeiture upon the occurrence of stated events. The performance benchmarks for vesting in each year require that the Company have achieved non-GAAP net income before executive bonuses plus or minus adjustments for certain events related to non-cash principal transactions, non-recurring legal fees and the impairment of goodwill and other intangible assets, as calculated consistent with past practice, for the respective preceding calendar year. As of February 28, 2012, one-fifth of each respective grant was forfeited since the stated performance benchmark was not achieved.

Incentive Compensation: Each executive is eligible to receive a bonus, to be determined in the sole discretion of the Board and payable in accordance with Rodman’s then prevailing policy, including the payment of a pro rata bonus based upon actual full year performance in the event of the executive’s termination other than for Cause or the executive terminates his employment for Good Reason.

Benefits. Each individual is entitled to participate in any retirement plans, insurance, health, disability or other benefit plan or program that is maintained by Rodman.

          On October 1, 2011, each of Messrs. Vasinkevich, Rubin and Borer waived their respective right to receive substantially all of the salary due under the Employment Agrements for the period from October 1, 2011 through December 31, 2011. Further, on October 31, 2011, in conjunction with the private placement financing effected by the Company on that date, each of Messrs. Vasinkevich, Rubin and Borer waived their respective rights to receive payments under the Employment Agreements for so long as 50% or more of the principal amount of the debentures sold in the financing remain outstanding, subject to certain carveouts.

          On April 8, 2011, we entered into an employment agreement (the “Employment Agreement”) with Anthony M. Sanfilippo providing for his employment as president of Rodman. The agreement provides, inter alia, as follows: `

Term: Mr. Sanfilippo is an “at will” employee.

Base Salary: $150,000 per annum, payable according to the Rodman’s prevailing payroll schedule.

Incentive Compensation: Mr. Sanfilippo is eligible to receive bonuses, subject to approval of Rodman’s Compensation Committee and payable in accordance with the Rodman’s then prevailing policy, including the payment of a pro rata bonus based upon actual full year performance in the event of his termination other than for Cause (as defined) or he terminates his employment for Good Reason (as defined).

Notwithstanding the foregoing, for the twelve months ending March 31, 2012 Mr. Sanfilippo shall be paid a bonus of not less than $350,000.

RSU Grant: Mr. Sanfilippo received a Restricted Stock Unit (RSU) grant of 482,500 shares under Rodman’s 2010 Stock Award and Incentive Plan, which RSU grant vests ratably, subject to the achievement of stated performance benchmarks, in fifths on April 8, 2012, 2013, 2014, 2015 and 2016, respectively. The RSU is subject to accelerated vesting and forfeiture upon the occurrence of stated events.

Benefits. Mr. Sanfilippo is entitled to participate in any retirement plans, pension, insurance, health, disability or other benefit plan or program that is maintained by Rodman.

          For 2011, the Compensation Committee authorized annual or quarterly incentive awards to executive officers under the 2010 Plan. The annual or quarterly incentive awards would become payable for fiscal 2011 performance only if a corporate performance goal is achieved, specifically that non-GAAP net income before payment of executive bonuses is a positive dollar amount. This non-GAAP net income amount is adjusted upward and downward to adjust for certain effects of non-cash principal transactions, non-recurring legal fees and the impairment of goodwill and other intangible assets. If the specified level of this performance measure is achieved, the level of achievement of certain other performance goals – including goals relating to operating profit and net revenues from certain investment banking, merchant banking, principal investing transactions and sales and trading -- would also be considered by the Compensation Committee to determine the final amount of the annual or quarterly incentive award. The payouts to those executives for 2011 reflecting the level of achievement of the performance goals, which are included in the Bonus column of the Summary Compensation Table, was $750,000 for each of Messrs. Rubin and Vasinkevich, $265,000 for Mr. Borer and $0 for Mr. Sanfilippo. The foregoing incentive awards were determined based upon corporate performance for the quarter ended March 31, 2011 and were paid in April, 2011. No incentive awards were paid in connection with corporate performance in the second, third or fourth quarter of 2011.

Outstanding Equity Awards At Fiscal Year End—Fiscal 2011

          The following table shows information concerning outstanding equity awards held by the named executive officers on December 31, 2011.

Name	Number of shares or units of stock that have not vested(1)		Market value of shares or units of stock that have not vested ($) (2)

Edward Rubin	1,500,000	(3)	660,000

John J. Borer III	300,000	(3)	132,000

Michael Vasinkevich	1,500,000	(3)	660,000

Anthony M. Sanfilippo	482,500	(4)	212,300

(1)	All awards in this column are RSUs.

(2)	Market value is calculated based on the closing price per share of common stock on December 31, 2011 of $0.44.

(3)

The RSU grant vests ratably, subject to the achievement of stated performance benchmarks, as to 20% of the underlying shares on February 28, 2012, 2013, 2014, 2015 and 2016. The RSUs are subject to accelerated vesting in certain circumstances upon death, disability, termination without cause, termination for good reason (as defined in the applicable employment agreement) and termination upon a change in control event. As of February 28, 2012 one-fifth of each respective grant was forfeited since the stated performance benchmark was not achieved.

(4)

The RSU grant vests ratably, subject to the achievement of stated performance benchmarks, as to 20% of the underlying shares on April 8, 2012, 2013, 2014, 2015 and 2016. The RSUs are subject to accelerated vesting in certain circumstances upon death, disability, termination without cause, termination for good reason (as defined in the applicable employment agreement) and termination upon a change in control event.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities that are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

          Based solely upon a review of the Forms 3, 4 and 5 (and amendments thereto) furnished to us for the fiscal year ended December 31, 2011, we believe that our directors, officers and greater-than-10% beneficial owners complied with all applicable Section 16 filing requirements.

* * * * * * * * *

PROPOSAL NO. 2

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME TO
DIRECT MARKETS HOLDINGS CORP.

          On February 17, 2012, the Board adopted a resolution, subject to stockholder approval, to amend Article First of Rodman’s Certificate of Incorporation to change the name of the corporation to “Direct Markets Holdings Corp.” A copy of the proposed form of Certificate of Amendment of the Certificate of Incorporation is attached as Appendix I.

          The Board believes that it is in the Company’s best interest to change its name to “Direct Markets Holdings Corp.” because it will be more reflective of the Company’s current business and its plans for future growth and expansion.

The Board recommends a vote “FOR” this proposal and proxies that are signed and returned will be so voted unless otherwise instructed.

* * * * * * * * *

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE 2010 STOCK AWARD AND INCENTIVE PLAN

Introduction

          At the Meeting, we will ask stockholders to approve an amendment to our 2010 Stock Award and Incentive Plan (the “2010 Plan”). Our Board and the Compensation Committee (the “Committee”) approved the amendment to the 2010 Plan on February 17, 2012. The Board and Committee took this action to help us:

•	Attract, retain, motivate and reward officers, employees, directors, consultants and advisors to Rodman and its subsidiaries and affiliates.
•	Strengthen our capability to develop and direct a competent management team.
•	Provide equitable and competitive compensation opportunities.
•	Authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk.
•	Promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.

          The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important business objectives and promote the long-term success of Rodman. Therefore, the Board and Committee view the 2010 Plan as a key element of our overall compensation program.

Proposed Changes

          Only limited changes are proposed for the 2010 Plan. If this proposal is approved, the 2010 Plan would be amended to add 2,594,793 additional shares to those available for equity awards. This will increase the aggregate number of shares reserved under the 2010 Plan from 10,405,207 to 13,000,000. We expect that the 2010 Plan will meet our needs for the next several years.

          Our Company depends on its ability to attract and retain outstanding executives, employees and directors. In the financial services industry, the competition for high-performing individuals is intense, and high levels of compensation are sought by these individuals and paid by our competitors. As we compete to hire such people, our ability to offer compensation based on our stock is crucial because (i) it conserves our cash; (ii) in a smaller financial services company such as Rodman, even a single high-performing individual can help to build shareholder value and share in that success, which can be viewed as an advantage in recruitment; (iii) equity awards help promote our entrepreneurial culture; and (iv) the powerful wealth building potential of equity awards allows us to offer compensation competitive with larger competitors.

          Information on the total number of shares available under the current 2010 Plan, our only existing equity compensation plan under which equity awards currently may be granted, currently authorized grants, and unissued shares deliverable under outstanding options and stock units as of the end of the last fiscal year is presented below under the caption “EQUITY COMPENSATION PLAN INFORMATION.” Based on the terms of the 2010 Plan and outstanding awards thereunder at March 1, 2012, if stockholders approve the amendment to the 2010 Plan, the total number of shares subject to outstanding awards under the 2010 Plan (including restricted stock and restricted stock units that remain unvested but excluding stock units that are no longer forfeitable) and available for future awards under the 2010 Plan (which would be our only continuing equity compensation plan) would be as follows:

Shares subject to outstanding awards*	8,195,108

Shares to be available for future equity awards (including shares to be added by proposed amendment)	4,804,892

Total shares	13,000,000

Percentage of outstanding shares**	39.2%

*

Includes unvested restricted stock units but excludes any vested portions of such awards, which have in effect been fully earned by participants. Does not include options granted before Rodman became a public reporting company and outstanding equity awards under a predecessor plan.

**

Outstanding shares (the denominator in this calculation) include all Common Stock outstanding at March 1, 2012 and does not include issuance of unissued shares reserved for outstanding awards or future awards under the existing plans and the proposed amendment to the 2010 Plan.

Overview of 2010 Plan Awards

          The 2010 Plan authorizes a broad range of awards, including:

•	stock options;
•	stock appreciation rights (“SARs”);
•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;
•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”);

•	other awards based on Common Stock;
•	dividend equivalents;
•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);
•	cash-based performance awards tied to achievement of specific performance objectives; and
•	shares issuable in lieu of rights to cash compensation.

Vote Required for Approval

          Approval of the proposed amendment to the 2010 Plan will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Meeting. The Board considers this proposal to be in the best interests of Rodman and our stockholders and therefore recommends that the stockholders vote to approve the amendment to the 2010 Plan at the Meeting.

Reasons for Stockholder Approval

          We seek approval of the amendment to the 2010 Plan by stockholders in order to meet requirements of the NASDAQ and to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers. In addition, the Board regards stockholder approval of this proposal as desirable and consistent with corporate governance best practices.

          Internal Revenue Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and the three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the proposed amendment to the 2010 Plan will be deemed to include reapproval of the general business criteria upon which performance objectives for awards are based, described below under the caption “Performance-Based Awards.” Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of approximately five years under Section 162(m). Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

          In addition, stockholder approval will permit designated stock options to qualify as incentive stock options (“ISOs”) under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing and Loans

          The 2010 Plan includes a restriction providing that, without stockholder approval, we will not amend or replace options or SARs previously granted under the 2010 Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

          The 2010 Plan does not authorize loans to participants.

Description of the 2010 Plan

          The following is a brief description of the material features of the 2010 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the 2010 Plan, a copy of which was attached to the Proxy Statement in connection with the Company’s 2010 annual meeting of stockholders as Appendix A.

          Shares Available under the 2010 Plan. If the proposed amendment to the 2010 Plan is approved by our stockholders, 2,594,793 additional shares will be reserved for delivery to participants, for a total of 13,000,000 shares reserved under the 2010 Plan (this includes shares issued under the 2010 Plan since its inception). Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2010 Plan. The shares reserved may be used for any type of award under the 2010 Plan.

          Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed are counted against the number of shares reserved under the 2010 Plan. Thus, shares remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. Under the 2010 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2010 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2010 Plan. Shares delivered under the 2010 Plan may be either newly issued or treasury shares.

          On March 1, 2012, the last reported sale price of Rodman’s Common Stock as reported in the Nasdaq Global Market was $1.12 per share.

          Per-Person Award Limitations. The 2010 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2010 Plan relating to more than his or her “Annual Limit”. The Annual Limit equals 2.5 million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2010 Plan limits performance awards, including any annual incentive award that may be earned by a participant, to the participant’s defined Annual Limit, which for this purpose equals $15 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2010 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2010 Plan.

          Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

          Eligibility. Executive officers and other employees of Rodman and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to us, are eligible to be granted awards under the 2010 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. As of March 1, 2012, approximately 200 persons would be potentially eligible for awards under the 2010 Plan. Equity awards currently outstanding under the 2010 Plan were held by a total of 111 current and former Rodman employees and non-employee directors as of March 1, 2012.

          Administration. The Committee will administer the 2010 Plan, except that the Board may itself act to administer the Plan. However, any grant of an award to a non-employee director will be approved or granted under a policy approved by the Board, with the Committee either recommending or jointly approving such award or policy. (References to the “Committee” here mean the Committee or the full Board exercising authority with respect to a given award.) The 2010 Plan provides that the composition and governance of the Committee shall be established in the Committee’s charter adopted by the Board. Subject to the terms and conditions of the 2010 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2010 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2010 Plan. Nothing in the 2010 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the Plan. The 2010 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2010 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

          Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Internal Revenue Code Section 409A (“Section 409A”), or with terms that cause those awards to be deferral arrangements conforming to the requirements under Section 409A.

          Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of Rodman, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

          Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee.

          Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2010 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

          Performance-Based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	revenues, including revenues from specific business activities such as investment banking, principal transactions or commissions;
•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;
•	net income or net income per common share (basic or diluted), including these measures from continuing operations;
•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;
•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;
•	net economic profit (operating earnings minus a charge for capital) or economic value created;
•	operating margin or profit margin;
•	stockholder value creation measures, including stock price or total stockholder return;
•	book value per share;
•	expense-based performance measures, such control of employee compensation expense;
•	dividend payout levels, including as a percentage of net income; and
•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

          The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Committee.

          Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2010 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2010 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not include transfers to third parties for value.

          The 2010 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business. Awards under the 2010 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2010 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.

          Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

          Vesting, Forfeitures, and Related Award Terms. The Committee has discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

          In addition, the 2010 Plan provides that, in the event of a Change in Control of the Company, outstanding awards generally will immediately vest and be fully exercisable, and any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse, with goals relating to performance-based awards deemed met to the extent specified in the performance-award documents. However, the Committee can specify different provisions applicable to a Change in Control in a participant’s award agreement. A Change in Control means generally (i) any person or group acquires voting securities and as a result is a beneficial owner of 50% or more of the voting power of the Company’s voting securities, (ii) a change in the Board’s membership such that, in any 12-month period, the members serving at the beginning of the period and those elected or nominated with the approval of two-thirds of the vote of those original members and the successors elected or nominated by them, cease to constitute a majority of the Board, or (iii) a sale or liquidation of all or substantially all of the assets of the Company. The distribution of awards upon a Change in Control may be limited by applicable restrictions under Code Section 409A.

          Amendment and Termination of the 2010 Plan. The Board may amend, suspend, discontinue, or terminate the 2010 Plan or the Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the NASDAQ rules. NASDAQ rules require stockholder approval of any material amendment to plans such as the 2010 Plan. Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2010 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2010 Plan will terminate ten years after the latest stockholder approval of the 2010 Plan (including this amendment to the 2010 Plan), and the 2010 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2010 Plan

          We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2010 Plan.

          Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or Rodman. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

          Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant’s sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise (or upon sale of the option shares in the case of an ISO). A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

          We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

          Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.

          On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

          Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

          Some options and SARs may be subject to Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to be restricted in order for the participant not to be subject to tax and a tax penalty at the time of vesting. In particular, the participant’s discretionary exercise of the option or SAR could not be permitted over a period extending more than a year in most cases. If the distribution and other award terms meet Section 409A’s requirements, the participant would realize ordinary income at the time of distribution of shares or cash rather than exercise, with the amount of ordinary income equal to the distribution date value of the shares or cash less any exercise price actually paid. We would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

          As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2010 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2010 Plan will be fully deductible under all circumstances. In addition, other awards under the 2010 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by Rodman as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

          The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2010 Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to participants in the 2010 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2010 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 2010 Plan

          Future awards under the 2010 Plan will be granted in the discretion of the Committee. Therefore, the type, number, recipients, and other terms of such future awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year End-Fiscal 2011” elsewhere in this Proxy Statement and in our financial statements for the fiscal year ended December 31, 2011 included in the Annual Report which accompanies this Proxy Statement.

          If stockholders decline to approve the amendment to the 2010 Plan, the 2010 Plan will remain in effect under its current terms, but the number of shares available for issuance will remain the number currently authorized, and the five-year period during which we can grant incentive awards and performance-based equity awards (other than options and SARs) that may be fully tax deductible by Rodman without limitation under Code Section 162(m) will expire in 2015.

Equity Compensation Plan Information

          The following table summarizes the options and restricted stock units outstanding and shares available for future grant of equity awards under the equity compensation plans as of December 31, 2011. The shares covered by outstanding options and restricted stock units and the exercise prices of options are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events.

	Equity Compensation Plan Table

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation Plans Approved By Security Holders	8,473,565	(1)	$0.04	(2)	4,696,649	(3)

Equity Compensation Plans Not Approved By Security Holders	2,129,902	(4)	$4.31		-0-

Total	10,603,467		$0.89	(5)	4,696,649

(1)

Includes options covering 60,000 shares having an exercise price of $5.00 per share and restricted stock units covering 8,413,565 shares, but excludes outstanding restricted stock (which awards under SEC rules do not constitute options, warrants or rights).

(2)

Weighted average is calculated for both options and RSUs, in accordance with SEC rules, although RSUs do not have an exercise price. If only options were included in this calculation (i.e., excluding RSUs), the weighted average exercise price of the outstanding options would have been $5.00.

(3)

Of the shares remaining available for future equity awards, all of such shares could be granted in the form of either stock options or restricted stock, restricted stock units, or other full value awards.

(4)	These are options granted prior to Rodman becoming a public reporting company.

(5)

Weighted average is calculated for both options and RSUs, in accordance with SEC rules, although RSUs do not have an exercise price. If only options were included in this caluclation (i.e., excluding RSUs), the weighted average exercise price of the outstanding optons would have been $4.33.

The Board recommends a vote “FOR” this proposal and proxies that are signed and returned will be so voted unless otherwise instructed.

* * * * * * * * *

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS

          KPMG LLP (“KPMG”) has been our independent auditor since 2008. Their audit report appears in our annual report for the fiscal year ended December 31, 2011.

          The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Selection of the independent accountants is not required to be submitted to a vote of our stockholders for ratification. However, the Board is submitting this matter to stockholders as a matter of good corporate practice. Our Audit Committee approved the engagement of KPMG as our independent accountants for the fiscal year ending December 31, 2012. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will take that into consideration and may retain another firm without re-submitting the matter to the stockholders, to audit our accounts for the 2012 fiscal year. Even if stockholders ratify the selection of KPMG, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

          A representative of KPMG is expected to be present at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

The Board recommends a vote “FOR” this proposal and proxies that are signed and returned will be so voted unless otherwise instructed.

* * * * * * * * *

REPORT OF THE AUDIT COMMITTEE TO THE BOARD

          The Audit Committee of the Board is responsible for providing oversight of our accounting and financial reporting functions. The Board appoints the Audit Committee and its chairman annually, with the committee consisting of at least three directors.

          The Audit Committee received the written communications from KPMG LLP, the Company’s independent registered public accounting firm, that are required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the rules and regulations of the SEC, the Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the fiscal year ended December 31, 2011 is compatible with maintaining KPMG LLP’s independence and has discussed with KPMG LLP the firm’s independence from the Company.

          Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and issuing a report thereon.

          The Audit Committee reviewed and discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee reviewed and discussed with management and the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended December 31, 2011.

          Based on the above-mentioned reviews and discussions with management and the Company’s independent registered public accounting firm, the Audit Committee, exercising its business judgment, recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

          This report is submitted on behalf of the members of the Audit Committee:

Richard Cohen, Chairman
Winston Churchill
Peter F. Drake

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

* * * * * * * * *

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Committee Pre-Approval Policy

          Under the policies and procedures established by our Audit Committee, each engagement for audit and permissible non-audit services to be provided by our independent registered public accounting firm must be approved by the Audit Committee. The preapproval policy prohibits the independent registered public accounting firm from providing the following services: bookkeeping or other services related to our accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management function services; human resource services; broker-dealer, investment adviser or investment banking services; legal services; and expert services unrelated to the audit.

Service Fees Paid to the Independent Registered Public Accounting Firm

          KPMG served as our independent auditors with respect to the fiscal years ended December 31, 2010 and 2011. The following is the breakdown of the aggregate fees billed by KPMG for the last two fiscal years:

KPMG

	2011	2010

Audit Fees	$802,690	$794,000
Audit Related Fees(1)	263,703	130,536

Total	$1,066,393	$924,536

(1) Audit services in connection with accounting consultations, acquisition related services, due diligence procedures, internal control reviews and tax compliance services.

* * * * * * * * *

ANNUAL REPORT TO STOCKHOLDERS

          We have enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (“Annual Report”) with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2011, along with other financial information and management discussion us, which we urge you to read carefully.

You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the Investor Relations section of our website at http://www.rodm.com;

•	writing to:

Rodman & Renshaw Capital Group, Inc. – Investor Relations
1251 Avenue of the Americas
New York, NY 10020; or

•	telephoning us at: (212) 356-0500.

          You can obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

* * * * * * * * *

STOCKHOLDERS PROPOSALS FOR 2012 ANNUAL MEETING

          Pursuant to the rules of the SEC, stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2013 must be received by the Company not later than December 7, 2012, and must comply with the SEC’s rules in all other respects.

          Other stockholder proposals to be presented at the annual meeting in 2013, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than March 31, 2013. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Other Information

          The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview, telephone, email, fax, or other electronic communication by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for benefical owners of our common stock.

          Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.

Householding

          The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report from us directly, please contact us by:

•	writing to:

Rodman & Rensaw Capital Group, Inc. – Investor Relations
1251 Avenue of the Americas
New York, NY 10020; or

•	telephoning us at: (212) 356-0500.

* * * * * * * * *

IMPORTANT NOTICE

ATTENDANCE AT ANNUAL MEETING

          For building and personnel security reasons, all stockholders of record desiring to attend the Annual Meeting in person must so indicate by checking the box on the accompanying proxy card.

          All stockholders whose shares are held in street name in a brokerage or other account should contact such broker or custodian of such account to obtain instructions to receive building security clearance. In the interest of building and employee security, anyone not complying with the foregoing procedures will not be admitted to the meeting. No exceptions will be made.

* * * * * * * * *

OTHER MATTERS

          Our Board does not know of any matters that are to be presented for action at the Meeting other than those described in this Proxy Statement. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

Important notice regarding Internet availability of proxy materials for the 2012 Annual Meeting to be held on May 4, 2012

The proxy materials for the Annual Meeting, including the Proxy Statement and 2011 Annual Report on Form 10-K, are available online at http://www.rodm.com

BY ORDER OF THE BOARD

Gregory R. Dow, Secretary

Dated: April 6, 2012

APPENDIX I

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF RODMAN & RENSHAW CAPITAL GROUP, INC.

          Rodman & Renshaw Capital Group, Inc. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

          1. The name of the corporation is Rodman & Renshaw Capital Group, Inc. (the “Corporation”).

          2. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Amendment”), and declaring such Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders.

          3. The amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

          4. The Corporation’s Certificate of Incorporation is hereby amended by amending and restating Article FIRST thereof to read as follows:

“The name of the corporation is Direct Markets Holdings Corp. (the “Corporation”).”

          5. This Certificate of Amendment will be effective upon filing.

          IN WITNESS WHEREOF, Rodman & Renshaw Capital Group, Inc. has caused this Certificate of Amendment to be signed on this ___ day of _________ 2012.

Rodman & Renshaw Capital Group, Inc.

By:

Name:
Title:

1

PROXY CARD

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

RODMAN & RENSHAW CAPITAL GROUP, INC.
1251 AVENUE OF THE AMERICAS
NEW YORK, NY 10020
(212) 356-0500 Telephone

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
RODMAN & RENSHAW CAPITAL GROUP, INC.
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2012.

The undersigned hereby appoints Edward Rubin and David Horin as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of Common Stock of Rodman & Renshaw Capital Group, Inc. (the “Company”) held of record by the undersigned on March 9, 2012, at the Annual Meeting of Stockholders of the Company, to be held at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, on May 4, 2012 at 9:00 A.M., EDT, or any adjournment thereof and hereby revokes all previously executed proxies.

Important notice regarding Internet availability of proxy materials for the 2012 Annual Meeting to be held on May 4, 2012

The proxy materials for the Annual Meeting, including the Proxy Statement and 2011 Annual Report on Form 10-K are available online at http://www.rodm.com

INSTRUCTIONS: PLEASE INDICATE YOUR SELECTION BY PLACING AN “X” IN THE APPROPRIATE BOXES BELOW.

1. ELECTION OF DIRECTORS.
Wesley K. Clark	Winston Churchill	Marvin I. Haas
Edward Rubin	Richard M. Cohen
Anthony M. Sanfilippo	Mark L. Friedman

☐ FOR THE ELECTION OF ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT:

2. APPROVAL OF AN AMENDMENT THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO “DIRECT MARKETS HOLDINGS CORP.”

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. APPROVAL OF AN AMENDMENT OF THE COMPANY’S 2010 STOCK AWARD AND INCENTIVE PLAN.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2012 FISCAL YEAR.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

Please indicate whether you will attend the annual meeting of stockholders on May 4, 2012.

I ☐     plan          ☐  do not plan to attend the annual meeting.

[NOTE: the foregoing is required for building security clearance.]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Dated: __________________, 2012

Signature of Stockholder

Signature if held jointly

Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE READ, COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.